COOPERATION AGREEMENT TO BUILD PEARL CULTIVATION PROJECT PT CENDANA INDOPEARLS

Lembongan Village, Nusa Penida Subdistrict, Kelungkung Regency, Bali

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We as the signatories below are:

Name : DR. JOSEPH J.U. TAYLOR
Position : MANAGING DIRECTOR PT. CENDANA INDOPEARLS
Address : Jln. Sekar Jepun V/21 Gatsu Timur Denpasar
This is known as the FIRST PARTY

Name : I NYOMAN MURTA, Spd.SP
Position : CHIEF OF LEMBONGAN VILLAGE
Address : Lembongan Village Nusa Penida Subdistrict Kelungkung Regency Bali acted on behalf and for the community of Lembongan Village Nusa Penida Subdistrict Kelungkung Regency

Name : I WAYAN DANGLOD
Position : HEAD OF PAKRAMAN LEMBONGAN CUSTOM VILLAGE
Address : Lembongan Village Nusa Penida Subdistrict Kelungkung Regency Bali acted on behalf and for the community of Pekraman Lembongan Krama Village Nusa Penida Subdistrict Kelungkung Regency
This is known as the SECOND PARTY

The following certainties were agreed by both parties in order to cooperate:

Article 1

Pearl Cultivation will be built in the sea area of Lembongan Village Nusa Penida Subdistrict Kelungkung Regency in Bali Province by the First Party.

Article 2

The First Party uses sea area in the region of Lembongan Village Nusa Penida Subdistrict Kelungkung Regency, in Bali Province. It has coordinate point as follows:

A. 08° 40' 65 - 115° 25 '45 and B. 08° 40' 30 - 115° 26' 00

The Government allows and determines the use of the acreage area is within 500 meter radius.

Article 3

The First Party will donate Rp 20,000,000 (twenty million rupiah) per coordinate points to the Second Party for their village development and this only be given once at the beginning of project opening.

Article 4

a. The First Party provides assistance to The Second Party (the village) in the amount of Rp 1,300,000 (one million and three hundred rupiah) every month.
b. The First Party fully handover that donation for the Second Party to organize.
c. The Second Party agrees to provide a security to the First Party as well as to be a mediator and helper to solve any problems occur at the field in a discussion manner.
d. The Second Party helps to socialize the company (First Party) to the community.

Article 5

The First Party will recruit employee from the local community to be placed within pacification and will be paid (honorarium per month) based on company policy.

Article 6

a. The First Party prioritises to recruit 90% local workers which consist of 50% Lembongan Village local community and its surroundings especially within Nusa Penida Subdistrict region.
b. The First Party notifies the Second Party as part of their recruitment process to help and prepare workers that match with the First Party's criteria.
c. The First Party will select and choose which employees they want to recruit.
d. In this recruitment, the First Party hands over the workers supply to the Second Party which hopefully they will distribute evenly to the whole village / custom village.
e. The First Party also will employ experts that specially assign from other location outside Nusa Lembongan.

Article 7

The First Party will try to give extra work as casual basis employees to the surroundings community from Lembongan Village.

Article 8

Scholarship will be given by the First Party every year for two less fortunate local people (a male and a female) from Lembongan Village to continue their study in Primary School level. In this matter, students receiving scholarship have to be based on Second Party's recommendation with stipulation that student must agree and promise to follow school's program seriously.

Article 9

The First Party will coordinate scholarship given as mentioned in Article 8 with Second Party and in this matter the Second Party must report the progress and results of those scholar students.

Article 10

If the First Party runs their harvest successfully, they will contribute Rp 50,000 (fifty thousand rupiah) per kilogram for each harvest results to Nusa Lembongan Village.

Article 11

The First Party must keep and preserve the environment within sea and its impact that may causes pollution.

Article 12

In order to avoid collation with the fisherman that often passes the area, the First Party will place navigation light in the evening at the location of the pearl cultivation.

The agreed cooperation was made correctly without any force element from other parties and will be used where it has to.

Signed by the two parties and acknowledged by few apparatus. If later on there are mistakes found, both parties will conduct a meeting and discussion in order to reach an agreement before changes is made.

Made and signed in: Lembongan Village
Day / Date:________________

FIRST PARTY

/s/ Dr. Joseph JU Taylor
(DR. Joseph JU Taylor)

SECOND PARTY

/s/Nyoman Murta	/s/ Wayan Danglod
NYOMAN MURTA	WAYAN DANGLOD
Official Chief of Lembongan Village	Head of Pakraman Lembongan Village

Acknowledge:

Lembongan Village Personage	Representation Body of Lembongan Village (BPD)
/s/ Made Adilaksana	/s/ Ketut Budiasa
MADE ADILAKSANA	KETUT BUDIASA
Head of Nusa Penida Subdistrict	Head of Local Department for Kelungkung Animal Husbandry, Fisheries And Ocean
/s/I Wayan Sumarta, S.Sos	/s/ IR. I Made Matra
I WAYAN SUMARTA, S.Sos NIP. 010190314	IR. I MADE MATRA NIP. 600007145